Exhibit (d)(7)

EXECUTION COPY

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (this “Agreement”) is entered into as of December 20, 2013 by and among Southwire Company, a Delaware corporation (“Parent”), and G. Gary Yetman (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, contemporaneously with the execution of this Agreement on the date hereof, Parent, Cubs Acquisition Corporation, a Delaware corporation and (direct or indirect) subsidiary of Parent (“Merger Sub”), Coleman Cable, Inc. (the “Company”) have entered into an Agreement and Plan of Merger (as amended, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub shall be merged with and into the Company with the Company remaining as the surviving corporation (the “Merger”) and Parent will acquire all of the outstanding equity and goodwill of the Company;

WHEREAS, the Shareholder is a substantial shareholder of the Company and will have all of his capital stock ownership in the Company purchased for a material amount of consideration paid pursuant to the Merger Agreement;

WHEREAS, the Shareholder acknowledges and agrees that the Shareholder is selling the goodwill of the Company associated with the Shareholder’s capital stock to Parent and will directly benefit from Parent’s acquisition of such goodwill of the Company;

WHEREAS, the Shareholder has agreed that it is fair and appropriate to preserve the value of the goodwill of the Company to be purchased by Parent from the Shareholder by entering into this Agreement, which, among other things, limits his ability to compete with the Company and its successors and assigns; and

WHEREAS, the Shareholder acknowledges that the agreements and covenants provided by him in this Agreement are essential to protect the value of the Company’s business, including, without limitation, the goodwill associated with the Company, and such covenants and agreements contained herein were a material inducement to Parent’s and Merger Sub’s agreement to consummate the Merger pursuant to the Merger Agreement.

NOW, THEREFORE, to induce and in consideration for Parent to enter into the Merger Agreement and to consummate the transactions contemplated thereby and in consideration of the promises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

1. Non-Competition, Non-Solicitation and Confidentiality.

(a) Prohibited Activities. As further consideration for Parent and Merger Sub to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Shareholder covenants and agrees with Parent, the Company and Merger Sub during the Restricted Period (as defined herein) and, within the Restricted Territory (as defined herein):

(i) the Shareholder shall not (other than pursuant to that certain Consulting Agreement between the Company and the Shareholder effective as of

December 20, 2013), directly or indirectly, for any reason whatsoever, whether for or on behalf of himself or in conjunction with or on behalf of any other Person, whether as an officer, director, trustee, stockholder, beneficiary, owner, partner, member, joint venturer, investor, manager, employee, independent contractor, agent, consultant, adviser, sales representative or otherwise, engage in, invest in or manage, anywhere in the Restricted Territory, any “Competitive Business” (as defined below);

(ii) the Shareholder shall not, and shall use commercially reasonable efforts to cause its present and future Affiliates not, directly or indirectly, for any reason whatsoever, whether for or on behalf of the Shareholder or in conjunction with or on behalf of any other Person, to: (A) (i) solicit for employment, hire or employ, or otherwise adversely interfere with the relationship by and between the Company, or any of its presently existing direct or indirect Subsidiaries (collectively referred to as the “Post-Transaction Company Group”) and any employee, consultant or other service-provider or (ii) adversely interfere with the relationship by and between any contractor, subcontractor, vendor or supplier of the Post-Transaction Company Group and the Post Transaction Company Group (each employee, consultant, other individual service provider, contractor, subcontractor, vendor or supplier, a “Restricted Person”, it being understood that a Restricted Person shall remain such only until the earlier to occur of: (I) six (6) months after such Restricted Person terminates or severs his, her or its relationship with the Post-Transaction Company Group or (II) the date such Restricted Person’s relationship with the Post-Transaction Company Group is terminated or severed by the Post-Transaction Company Group) or (B) call upon, solicit or communicate with any Restricted Person for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Restricted Person away from the Post-Transaction Company Group; provided, however, that that the foregoing shall not prohibit any hiring of any employee six months after the closing of the Merger (1) pursuant to a general solicitation of employment directed at the public in general, in publications available to the public in general, or (2) who is presented by an employee search firm, employment agency or similar organization, provided that such firm was not directed by the Shareholder to target such employee; and

(iii) the Shareholder shall not, and shall use commercially reasonable efforts to cause its present and future Affiliates not, directly or indirectly, at any time, to divulge, disclose or communicate to any Person in any manner whatsoever, information or statements which disparage or are intended to disparage the Post-Transaction Company Group, its Affiliates, any of their respective officers, directors or employees, or their respective business reputations.

Notwithstanding anything in this Section 1(a) to the contrary, nothing contained herein shall prevent or prohibit the Shareholder from (A) passively owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter or (B) investing in any mutual fund, exchange-traded fund, private equity fund, hedge fund or other pooled or collective investment vehicle that invests, directly or indirectly, in any Competitive Business, so long as Shareholder does not direct the investments of any such fund or vehicle.

(b) Confidentiality. The Shareholder recognizes that by reason of (i) its ownership of a substantial amount of shares of Company Common Stock and/or employment by the Company prior to the date hereof and (ii) the information provided by Parent to the Company in connection with the transactions contemplated by the Merger Agreement, the Shareholder has acquired and/or may acquire Confidential Information (as defined below) of the Post-Transaction Company Group, the use or disclosure of which may cause the Post-Transaction Company Group or its Affiliates or Subsidiaries substantial loss and damages that may not be readily calculated and for which no remedy at law may be adequate. Accordingly, the Shareholder covenants and agrees that the Shareholder will not at any time directly or indirectly, (1) use, disclose or publish any Confidential Information or (2) use any Confidential Information in a manner detrimental to the interests of the Post-Transaction Company Group or its Affiliates or Subsidiaries, in each case, unless (A) the Shareholder obtains prior written consent from Parent to disclose such Confidential Information, (B) such information becomes generally known to the public through no breach of this Agreement by the Shareholder, or (C) the Shareholder is advised by counsel that disclosure is required by law, regulation, legal process or regulatory authority (including but not limited to deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process); provided that prior to disclosing any information pursuant to clause (C) above, the Shareholder shall, to the extent practicable and legally permissible, give prior written notice thereof to Parent and provide Parent with the reasonable opportunity to contest such disclosure and shall cooperate reasonably (at the Parent’s expense) with efforts to prevent such disclosure. For purposes of this Section 1(b), the term “Confidential Information” means, as to any Person, (i) any information not generally known or available to the public and which the Post-Transaction Company Group maintains as confidential, including information that has not been disclosed to the public with respect to such Person’s present or future businesses, operations, services, products, research, plans, processes, technical information, facilities, methods, trade secrets, intellectual property of any kind, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs or profits associated with any of such Person’s products or services), business plans, lease structures, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, and any other information marked or disclosed to the Shareholder as confidential and proprietary information, and (ii) confidential and proprietary information and trade secrets that third parties entrust to such Person in confidence.

(c) Reasonable Restraint. The Shareholder acknowledges, in connection with the prohibited activities restrictions herein that: (i) the relevant market for the Post-Transaction Company Group is the Restricted Territory, in which there exists intense competition for the products and services of the Post-Transaction Company Group, and that the covenants in this Section 1 impose a reasonable restraint in light of the activities, businesses and plans of the Post-Transaction Company Group; (ii) it is the intention of the parties that the entire goodwill of the Company be transferred to Parent as part of the transactions contemplated by the Merger Agreement, including the goodwill existing between the Company, on the one hand, and its clients, customers, suppliers, agents, employees, consultants, and other Persons under contract or otherwise associated or doing business with the Company, on the other hand; (iii) the parties hereto explicitly considered the value of the goodwill to be transferred from the Shareholder in connection with Parent’s acquisition of the Company and that such goodwill is valued as a component of the consideration to be paid by Parent pursuant to the terms of the Merger Agreement; and (iv) the covenants set forth in this Section 1 are a material and substantial part of the transactions contemplated by the Merger Agreement (supported by adequate consideration), and Parent’s failure to receive the entire goodwill contemplated by the Merger Agreement would have the effect of significantly reducing the value of the Company and the shares of Company Common Stock to Parent.

(d) Enforcement; Acknowledgements. The Shareholder acknowledges that in the event of his breach of this Agreement, the business interests of the Post-Transaction Company Group may be irreparably injured, the full extent of the damages to the Post-Transaction Company Group may be impossible to ascertain, monetary damages may not be an adequate remedy for the Post-Transaction Company Group, and the Post-Transaction Company Group will be entitled to seek to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief (without the necessity of posting bond or security), this being in addition to any other remedy to which the Post-Transaction Company Group may be entitled at law or in equity. The Shareholder hereby covenants that the duration and scope of the covenants set forth in this Section 1 are reasonable and appropriate and that he will not later challenge the reasonableness or enforceability of any of the covenants set forth in this Section 1. The Shareholder understands that the Post-Transaction Company Group may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Post-Transaction Company Group’s right to enforce any other requirements or provisions of this Agreement. The Shareholder agrees that, before providing services, whether as an employee or consultant, to any Person located in the Restricted Territory during the Restricted Period, the Shareholder will advise such Person of the restrictions set forth in this Agreement. It is also agreed that for purposes of this Agreement, references to the Post-Transaction Company Group shall include any successor to the Company, the Surviving Corporation, and any of their now-existing direct or indirect Subsidiaries, and any successors thereto (each such successor, collectively with the Post-Transaction Company Group, a “Relevant Party”) and that each will have the right to enforce all of the Shareholder’s obligations under this Agreement.

(e) Independent Covenant; Reformation; Tolling. The Shareholder agrees that each of the Shareholder’s obligations specified in this Agreement is a separate and independent covenant (and that each year in the Restricted Period and each county (or similar geographic unit) in the Restricted Territory is a separate and independent covenant) and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. If any of the restrictions or covenants contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, this Agreement shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable. In addition, the determination by any court of one or more jurisdictions shall not bar or in any way affect the right of a Relevant Party to enforce the restrictions set forth in this Section 1 or obtain relief in the courts of any other jurisdictions, with such restrictions in such other jurisdictions being, for these purposes, severable into diverse and independent covenants. The parties expressly acknowledge that the terms and conditions of this Section 1 are independent of the terms and conditions of any other agreements including any employment agreements entered into by the Shareholder with Parent, the Company, the

Surviving Corporation or any of their respective Affiliates or Subsidiaries. It is specifically agreed that the periods set forth in this Section 1 during which the agreements and covenants made in Section 1(a)(i) shall be effective, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of Section 1(a)(i).

(f) Advisory Request Procedure. Nothing herein shall prohibit the Shareholder from requesting an advance determination of whether any particular activity violates this Agreement, it being understood and agreed that the Post-Transaction Company Group is not required to respond to such determination and only a written response to such request may be relied upon by the Shareholder for any purpose hereunder.

2. Additional Consideration. In addition to the consideration provided to Shareholder as detailed above, the Company will provide Shareholder with additional consideration in the amount of one million five hundred thousand dollars ($1,500,000) to be paid in three lump sum payments of five hundred thousand dollars ($500,000) within fifteen (15) days of the completion of each of the first, second and third year of the Restricted Period; provided that each installment is subject to Shareholder’s full compliance with this Agreement on each such payment date.

3. Assignment; Binding Effect; Successors. Other than as set forth herein and subject to the last sentence of Section 1(d), neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Parent shall have the right to assign its rights, interests and obligations hereunder to (i) any of its Affiliates (including the Company or the Surviving Corporation) and (ii) any Person that acquires all or substantially all of the assets, capital stock or business of the Company or the Surviving Corporation (whether by asset purchase, stock purchase, merger or otherwise), in each case, without the prior written consent of the Shareholder.

4. Termination. This Agreement shall terminate automatically, without any notice or other action by any person, upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the expiration of the Restricted Period and (iii) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that, nothing in this Section 4 shall relieve the Company from its obligation to pay all sums accrued and owing after the expiration of the Restricted Period in accordance with Section 2 or any party from any liability for breach of this Agreement prior to such termination; provided further that if this Agreement is terminated pursuant to clause (ii), then Sections 1(a)(iii) and 1(b) shall survive the termination of this Agreement.

5. Certain Definitions.

(a) “Competitive Business” means any business that engages in whole or as a material part of its business (and not merely as ancillary to its core business) in the manufacture of electrical wire and cable products and components in the Restricted Territory.

(b) “Restricted Territory” means each country in which the Company conducts business, and each country in which the Company has taken substantial steps toward conducting business, in each case, on the closing of the transactions contemplated by the Merger Agreement (the “Closing”), including, without limitation, the United States, Canada, Honduras and China.

(c) “Restricted Period” means a three (3) year period commencing on the Closing Date.

6. General Provisions

(a) Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred. In the event of a dispute relating to this Agreement, if it is determined that a party hereto has breached this Agreement, then the breaching party shall be liable and pay to the non-breaching party the reasonable legal fees the non-breaching party incurred in connection with such litigation, including any successful appeal therefrom.

(b) Amendments. This Agreement may not be amended or modified except (i) by an instrument in writing that expressly references the Section of this Agreement to be amended signed by, or on behalf of, Parent and the Shareholder; or (ii) by a waiver in accordance with Section 6(c).

(c) Waiver. Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party; or (ii) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights except to the extent any delay or failure to assert its rights actually prejudices the other party.

(d) Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by U.S. certified mail, postage prepaid, to the respective parties hereto at the following addresses or in the signature pages hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(d)):

if to Parent:

c/o Southwire Company

One Southwire Drive

Carrollton, Georgia 30119

Attention: Floyd W. Smith

Facsimile: (770) 832-5712

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: (212) 446-4900

Attention:	Thomas W. Christopher Michael P. Brueck

if to the Shareholder:

Mr. Gary Yetman

2221 Churchill Circle

Libertyville, Illinois 60048

Facsimile: (847) 362-2911

with a copy to (which shall not constitute notice):

Patzik, Frank & Samotny Ltd.

150 South Wacker Drive

Suite 1500

Chicago, Illinois 60606

Facsimile: (312) 551-1101

Attention: Steven M. Prebish, Esq

(e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(f) Counterparts; Facsimile Signatures. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart signature page is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

(g) Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Merger Agreement (including the documents and instruments referred to herein or therein) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing or anything herein to the contrary, the Parent acknowledges on behalf of the Post-Transaction Company Group that nothing herein shall affect the Post-Transaction Company Group’s obligations to the Shareholder under the Amended and Restated Employment Agreement with Coleman Cable, Inc. dated December 30, 2008 (the “Employment Agreement”). For the sake of clarity, and without limitation, the Parent acknowledges and agrees on behalf of the Post-Transaction Company Group that nothing herein shall cancel, supersede, replace, prohibit or otherwise limit the termination benefits payable or to be provided to the Shareholder pursuant to Section 6(c) of the Employment Agreement, (i) all of which remain continuing obligations of Coleman Cable, Inc. or its survivor, as the case may be, and (ii) all of which the Parent hereby guarantees the payment or provision thereof. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Shareholder on the one hand and the Relevant Party on the other hand and their permitted assigns and nothing herein, express or implied, is intended to and shall not confer upon any person other than the foregoing parties, any rights or remedies hereunder.

(h) Governing Law. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(i) Consent to Jurisdiction. EACH PARTY HERETO (1) IRREVOCABLY AGREES AND CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE DISTRICT COURT OF THE STATE OF ILLINOIS, OR TO THE EXTENT SUCH COURT SHALL DECLINE TO ACCEPT, ANY STATE OR FEDERAL COURT LOCATED IN THE NORTHERN DISTRICT OF THE STATE OF ILLINOIS, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND TO THE TRANSACTIONS CONTEMPLATED HEREBY, (2) WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS AND (3) IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS. THE PARTIES FURTHER

AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS SET FORTH IN SECTION 6(d) OR IN THE SIGNATURE PAGES HERETO, AS APPLICABLE, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

7. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

8. Legal Advice. The Shareholder acknowledges that (a) the Shareholder has read this Agreement in its entirety, understands it and agrees to be bound by its terms and conditions, and has been granted the opportunity to ask questions of, and to receive answers from the Shareholder’s legal counsel concerning the terms and conditions of this Agreement; (b) the Shareholder has been advised to seek independent legal advice and has received such advice or has, without undue influence, elected to waive the benefit of any such advice; and (c) the Shareholder is entering into this Agreement voluntarily.

IN WITNESS WHEREOF, the parties below have signed this Agreement as of the date first written above.

SOUTHWIRE COMPANY

By:	/s/ Stuart W. Thorn
	Name:	Stuart W. Thorn
	Title:	President and Chief Executive Officer

SHAREHOLDER:

/s/ G. Gary Yetman
G. Gary Yetman

Address:
2221 Churchill Circle
Libertyville, Illinois 60048

[SIGNATURE PAGE TO NONCOMPETITION AGREEMENT]